RentWay Announces Arrangement with Levitz Home Furnishings, Inc.

ERIE, Pa., November 23, 2004, PRNewswire — First Call/ — Rent-Way, Inc. (NYSE: RWY) announced today that it has entered into an exclusive arrangement with Levitz Home Furnishings Inc., (LHFI) whereby it will test the offering of a lease purchase option in several Levitz Home Furnishing Stores.

“We are excited to have reached the point where we can launch a test program with LHFI. We have invested significant time and money sampling customer interest and establishing operations systems to go forward with this effort. Our plan is to “set up shop” inside LHFI stores where we believe we can leverage the expense structure of both operations. The sales will be incremental for Levitz and additive for RentWay. By nesting full time leasing agents that will be employees of RentWay inside Levitz stores, we believe we will capture the greatest number of potential customers and provide the highest level of customer service,” stated William Morgenstern, CEO, Rent-Way, Inc.

William McDonnell, RentWay’s Chief Financial Officer commented, “The test program has been launched in two stores and we expect to expand the test to 6 stores over the next 90 days. We will discuss the anticipated financial impact of this test during our earnings conference call next week.”

“By offering a lease option for our customers, we complete an array of financing alternatives our customers have been asking for,” added Jay Carothers, CEO, LHFI. “With the new lease-purchase program we will be offering under a private label name, a wider array of our customers can get the quality furniture they want while making affordable monthly lease payments. We’re pleased to be working with Bill Morgenstern and his team, and look forward to rolling out the program company wide upon the successful conclusion of this test program.”

LHFI is a leading furniture retailer in the United States and currently operates 129 stores in 11 states under the Levitz and Seaman’s brand names. LHFI holds the number one or number two-market share in most of the markets it serves, including the number one market share in its primary markets of New York, Los Angeles and San Francisco. LHFI’s estimated yearly sales are approximately USD$1 billion.

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 761 stores in 33 states.

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